Exhibit 10.168

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase and Escrow Agreement (this “Agreement”), dated as of September 29, 2006, is made by and between NORTH ATLANTA REALTY ACQUISITION COMPANY, INC., a Delaware corporation (“Seller”), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company (“Buyer”), and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement between Seller, Buyer and PARTNERS TITLE COMPANY (“Escrow Agent”), the consent of which appears at the end hereof.

ARTICLE I

RECITALS

1.1           Real Property.  Seller is the lessee of that certain land (the “Land”) described in Parcel A on Exhibit A and all improvements located thereon (the “Improvements”) known as Resurgens Plaza located at 945 East Paces Ferry Road, Atlanta, Georgia (collectively, the “Real Property”), pursuant to that certain Lease for Johnsontown South Site, dated May 29, 1984 and recorded in Deed Book 8994, page 396, Fulton County, Georgia records, between Metropolitan Atlanta Rapid Transit Authority, a public body corporate created under the laws of the State of Georgia (“MARTA”), and Resurgens Plaza South, Inc., a Georgia corporation (predecessor-in-interest to Resurgens Plaza South Associates, L.P. (“RPSA”)), as amended by that certain First Amendment to Lease for Johnsontown South Site, dated May 29, 1984, recorded in Deed Book 8994, page 448, aforesaid records, as further amended by that certain Second Amendment to Lease for Johnsontown South Site, dated July 1, 1984, recorded in Deed Book 9392, page 398, aforesaid records, as further amended by that certain Third Amendment to Lease for Johnsontown South Site, dated February 19, 1986, recorded in Deed Book 9971, page 106, aforesaid records, as further amended by that certain Fourth Amendment to Lease for Johnsontown South Site and Second Amendment to Development Agreement, dated August 1, 1986, recorded in Deed Book 10277, page 168, aforesaid records, as assigned by RPSA to Seller pursuant to that certain Assignment and Assumption of MARTA Lease and Development Agreement, dated November 17, 1997 and recorded in Deed Book 23466, page 251 (collectively, the “Ground Lease”).

1.2           Air Rights.  Seller owns and holds fee title to those certain air rights described in Parcel B on Exhibit A (the “Air Rights Parcel”).

1.3           Development Agreement.  Seller holds certain development rights pursuant to that certain Development Agreement, dated November 10, 1982 and recorded in Deed Book 8287, page 1, Fulton County, Georgia records, between MARTA and Resurgens Plaza Company, a Georgia general partnership (predecessor-in-interest to RPSA), as amended by that certain First Amendment to Development Agreement, dated September 30, 1983 and unrecorded, as further amended by that certain Fourth Amendment to Lease for Johnsontown South Site and Second Amendment to Development Agreement, dated August 1, 1986, recorded in Deed Book 10277, page 168, aforesaid records, as assigned by RPSA to Seller pursuant to that certain Assignment and Assumption of MARTA Lease and Development Agreement, dated November 17, 1997 and recorded in Deed Book 23466, page 251 (collectively, the “Development Agreement”).

1.4           Personal Property.  In connection with the Real Property, Seller has (i) obtained certain governmental permits and approvals, (ii) obtained certain contractual rights and other intangible assets, and (iii) acquired certain other items of tangible personal property more completely described in Exhibit B (collectively, the “Personal Property”).  The Real Property, the Air Rights Parcel and the Personal Property are collectively referred to as the “Property.”

1.5           Purchase and Sale.  Seller now desires to sell and Buyer now desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and covenants and subject to the conditions set forth below.

ARTICLE II

PURCHASE PRICE

2.1           Price.  In consideration of the covenants herein contained, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property for a total purchase price of $110,500,000 (the “Purchase Price”).  Notwithstanding the foregoing, if RSUI Indemnity Company, Inc. (“RSUI”) exercises its expansion option with respect to the Expansion Option Space (as defined in the RSUI Lease (as defined herein)) under the RSUI Lease, the Purchase Price shall be increased by an amount equal to the product of (i) the quotient obtained by dividing (x) the number of rentable square feet of Expansion Option Space to be leased by RSUI pursuant to the exercise of such option by (y) 24,577 and (ii) $250,000.  The Purchase Price shall be paid by Buyer as follows:

2.1.1        Deposit.  Buyer shall, within two business days of the date hereof, deliver to Escrow Agent by bank wire of immediately available funds the sum of $2,000,000 (the “Deposit”) to insure the full and faithful performance by Buyer of the terms of this Agreement.

2.1.2        Within two business days after the expiration of the Investigation Period (as defined in Section 5.3.2), Buyer shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, an additional $3,000,000 (the “Additional Funds”, such money to become part of the Deposit, for an aggregate Deposit of $5,000,000), unless Buyer shall have terminated this Agreement in accordance with Section 5.3. If Buyer fails to deliver the Additional Funds to Escrow Agent within two business days after the expiration of the Investigation Period (provided Buyer has not terminated this Agreement in accordance with Section 5.3), such failure shall be a default under this Agreement.

2.1.3        Balance of Purchase Price.  Buyer shall, on or before one business day prior to the Closing (as defined in Section 6.1), deliver to Escrow

Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price.  The balance of the Purchase Price received by Seller at Closing shall be adjusted to reflect any credit of interest to Buyer under Section 2.3 and prorations and other adjustments pursuant to Section 7.1.

2.2           Investments.  Following the collection of the Deposit, Escrow Agent shall, at the direction of Buyer, invest the Deposit in:

(i)            obligations of the United States government, its agencies or independent departments;

(ii)           certificates of deposit or money market funds issued by a banking institution acceptable to Buyer; or

(iii)          an interest-bearing account of a banking institution acceptable to Buyer.

No investment of the Deposit shall have a maturity date beyond the Closing Date (as defined in Section 6.1).

2.3           Interest on the Deposit.  Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, except however, if the transaction closes, at Closing any interest earned on the Deposit prior to its delivery to Seller shall be credited to Buyer.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1           Conditions to Buyer’s Obligation to Purchase.  Buyer’s obligation to purchase is expressly conditioned upon each of the following:

3.1.1        Performance by Seller.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2        Delivery of Title and Possession.  Delivery at the Closing of (i) the Deed (as defined in Section 4.2.1), (ii) the Assignment of Ground Lease and Development Agreement (as defined in Section 4.1.4) and (iii) possession as provided in Section 15.1.

3.1.3        Title Insurance.  Delivery at the Closing of a standard 1992 form of American Land Title Association owner’s policy of title insurance, including extended coverage (or a signed marked binder thereof) (the “Title Policy”) with liability in the amount of the Purchase Price issued by Commonwealth Land Title Insurance Company (the “Title Company”), insuring that fee title to the Air Rights Parcel and leasehold title to the Real Property vests in Buyer subject to the Permitted Encumbrances (as defined in Section 4.2.1). At its option, Buyer may direct the Title Company to issue additional title insurance endorsements, if Buyer pays for the extra cost of such additional endorsements, provided that the Title Company’s failure to issue any such additional endorsements shall not affect Buyer’s obligations under this Agreement.

3.1.4        Tenant Estoppels.  Receipt by Buyer of estoppel certificates, dated not earlier than 30 days prior to the Closing Date, from (i) RSUI, (ii) Fisher & Phillips, (iii) Epstein, Becker & Green, (iv) Spencer Stuart and (v) Milliman USA (collectively, the “Major Tenants”) and from enough of the remaining tenants under the Leases so that the estoppel certificates received by Buyer cover in the aggregate at least 80% of the net leased square footage of the Improvements.  Such estoppel certificates are to be in the form of Exhibit C or such other form as is specified in the applicable Lease, without any material changes, exceptions or qualifications, provided that any estoppel certificate shall be accepted as long as it (i) does not indicate the continuing existence of an actual material default of Seller as landlord under the applicable Lease (ii) confirms the rent and any other monthly payments under the applicable Lease, and (iii) does not indicate any conflict with or contains information contradictory to the terms and conditions of the applicable Lease (other than minor technical or de minimis conflicts or contradictions).  Seller shall have the option to provide its own estoppel certificate for tenants (other than the Major Tenants) leasing in the aggregate not more than 15% of the net leased area of the Improvements in lieu of any tenant estoppel certificates which Seller fails to obtain, and provided such estoppel(s) meet the requirements of the following sentence, delivery thereof shall count towards satisfaction of  the condition set forth in this Section 3.1.4.  The Seller estoppel certificates shall state that (i) Seller has not received any written notice of its default as landlord under any such lease, (ii) to the extent of Seller’s actual knowledge, Seller is not in material default as landlord under any such lease, (iii) to the extent of Seller’s actual knowledge, such tenants are not in material default under such leases, and (iv) to the extent of Seller’s actual knowledge, Seller has not been informed by any such tenant that the rent set forth in the applicable estoppel certificate delivered to such tenant is in dispute.  Seller’s liability under each Seller’s estoppel certificate shall cease and terminate with respect to any such lease upon the delivery to Buyer, at any time after the Closing, of a corresponding estoppel certificate from such tenant meeting the criteria set forth in this Section 3.1.4.  In addition, Seller’s estoppel certificates shall contain the limitations on survival and liability set forth in Section 16.8 of this Agreement.

3.1.5        MARTA Estoppel.  Receipt by Buyer of an executed estoppel certificate reasonably acceptable to Buyer from MARTA under the Ground Lease and the Development Agreement, provided that any such estoppel certificate shall be accepted as long as it does not indicate the continuing existence of an actual material default of Seller as landlord under the Ground Lease and the Development Agreement.

3.1.6        Consent of MARTA.  Receipt by Buyer of the consent of MARTA to the assignment from Seller to Buyer of the Ground Lease and the Development Agreement.

3.1.7        Defeasance.  The loan (the “Loan”) evidenced by that certain Fee and Leasehold Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated as of December 29, 1997, made by Seller to General Electric Capital Corporation shall have been defeased.

3.1.8        Seller’s Representations.  The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing except as modified by notice (in accordance with Section 11.1) to which Buyer does not object in writing within three business days after receipt thereof.

3.2           Conditions to Seller’s Obligation to Sell.  Seller’s obligation to sell is expressly conditioned upon each of the following:

3.2.1        Performance by Buyer.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Buyer hereunder.

3.2.2        Receipt of Purchase Price.  Receipt of the Purchase Price and any adjustments due Seller under Article VII at the Closing in the manner herein provided (including delivering the Purchase Price to Escrow Agent one business day prior to the Closing Date in accordance with Section 6.1).

3.2.3        Consent of MARTA.  Receipt by Seller of the consent of MARTA to the assignment from Seller to Buyer of the Ground Lease and the Development Agreement.

3.2.4        Defeasance.  The Loan shall have been defeased.

3.3           Failure of Condition Precedent.  Upon the failure of any of the foregoing conditions, the party to which such failed condition was to benefit shall have the option to (i) waive such condition precedent and proceed to Closing or (ii) terminate this Agreement by sending written notice to the other party on or before the date of Closing, in which event the Deposit shall be returned to Buyer (except if Buyer fails to deliver to Seller the Purchase Price as set forth in Section 3.2.2).

ARTICLE IV

BUYER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT

4.1           Buyer’s Deliveries.  Buyer shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1        Purchase Price.  The Purchase Price as set forth in Article II.

4.1.2        Assignment of Leases and Contracts.  Four executed counterparts of the Assignment and Assumption of Leases, Contracts and Other Property Interests (the “Assignment of Leases and Contracts”) in the form of Exhibit D.

4.1.3        Bill of Sale.  Four executed counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit E.

4.1.4        Assignment of Ground Lease and Development Agreement.  Four executed counterparts of the Assignment and Assumption of Ground Lease and Development Agreement (the “Assignment of Ground Lease and Development Agreement”) in substantially the form of Exhibit F.

4.1.5        Transfer Declarations. Executed copies of state, county and local transfer declarations, if any.

4.1.6        Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2           Seller’s Deliveries.  Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.2.1        Deed.  A limited warranty deed (the “Deed”) in the form of Exhibit G with respect to the Air Rights Parcel, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Air Rights Parcel subject to the following (collectively, the “Permitted Encumbrances”):

(1)           Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.
(2)           The leases affecting the Property enumerated in Exhibit H and any leases executed in accordance with this Agreement after the date hereof (collectively, the “Leases”), and the rights of the tenants thereunder.
(3)           The Ground Lease and the Development Agreement.
(4)           Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Buyer prior to or as of the Closing.
(5)           All exceptions to title contained or disclosed in the Title Report (as defined in Section 5.1.1) other than Title

Objections (as defined in Section 5.3.1) identified and not thereafter waived by Buyer.

4.2.2        Assignment of Leases and Contracts.  Four executed counterparts of the Assignment of Leases and Contracts, together with original executed counterparts (or copies if originals are not in Seller’s possession) of the Leases and the service contracts, equipment leases, maintenance agreements and other contracts affecting the Real Property enumerated in Exhibit I (the “Contracts”) assigned thereby.

4.2.3        Bill of Sale.  Four executed counterparts of the Bill of Sale.

4.2.4        Assignment of Ground Lease and Development Agreement.  Four executed counterparts of the Assignment of Ground Lease and Development Agreement.

4.2.5        Notices to Tenants.  Notices signed by Seller (or Seller’s manager for the Improvements) addressed to each tenant under each Lease in the form of Exhibit J.

4.2.6        FIRPTA Certificate.  Executed copies of a certificate in the form of Exhibit K, with respect to the Foreign Investment in Real Property Tax Act.

4.2.7        Transfer Declarations. Executed copies of state, county and local transfer declarations, if any.

4.2.8        Termination of Management and Leasing Agreements.  Evidence of termination of that certain Management and Leasing Agreement, dated December 1997, between Seller and Insignia Commercial Group, Inc., a Georgia corporation (predecessor-in-interest to CB Richard Ellis) (the “Termination Agreement”).

4.2.9        Broker’s Lien Waiver.  A lien waiver from the Broker (as defined in Section 11.1.1) in form sufficient for the Title Company to delete any exceptions for the rights of the Broker.

4.2.10      Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2.11      Rent Roll.  A current rent roll for the Property.

4.3           Failure to Deliver.  The failure of Buyer or Seller to make any delivery required above by and in accordance with this Article IV shall constitute a default hereunder by such party.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1           Delivery of Documents.  Except with respect to Section 5.1.1 (which Buyer shall have ordered on or prior to the date hereof), Seller shall deliver, cause to be delivered, or make available to Buyer the following within five business days after the date of this Agreement:

5.1.1        Preliminary Title Report.  A current preliminary title report covering the Real Property and the Air Rights Parcel issued by the Title Company, together with copies of all documents referred to as exceptions therein (collectively, the “Title Report”).

5.1.2        Survey.  To the extent in Seller’s possession, the most recent survey of the Real Property and the Air Rights Parcel prepared by a licensed surveyor (the “Survey”).

5.1.3        Ground Lease, Development Agreement, Leases and Contracts.  Copies of the Ground Lease, the Development Agreement, the Leases and the Contracts.

5.1.4        Books and Records.  Copies of the managing agent’s books and records, monthly operating statements and variance reports, tax bills and utility bills regarding the Property for the 2004 and 2005 calendar years and 2006 year to date, it being acknowledged that the foregoing shall not include any financial analyses, budgets, projections, appraisals, or confidential materials.

5.1.5        Permits.  Copies of all governmental permits, certificates of occupancy and approvals, in each case regarding the Property, which are in Seller’s possession.

If requested by Seller, Buyer shall provide written verification of its receipt of those items listed in this Section 5.1 which are delivered to Buyer.  Seller acknowledges that attached hereto as Exhibit L is Buyer’s standard due diligence item list for purchase and sale contracts.

5.2           Physical Inspection of the Real Property.  Prior to the expiration of the Investigation Period, Buyer and Buyer’s representatives, agents and designees shall have the right at reasonable times and upon reasonable notice to Seller to enter upon the Real Property, at Buyer’s sole cost, solely for the purpose of conducting such non-destructive physical inspections, non-destructive soil and engineering tests and a non-destructive Phase I environmental site assessment as Buyer may elect to make or obtain, provided that Buyer promptly repairs any damage to the reasonable satisfaction of Seller.  Buyer acknowledges and agrees that the inspection, testing and survey of the Real Property by Buyer and Buyer’s representatives, agents and designees shall be subject to the rights of the tenants under the Leases and shall be performed in such a manner as to not interfere with the rights of such tenants.  Buyer shall give Seller reasonable prior written notice of any inspection, test or survey so that Seller will have the opportunity to have a representative present therefor, which right Seller reserves.

5.2.1        No Communication with Tenants.  Neither Buyer nor Buyer’s representatives, agents and designees shall communicate with any tenants without the prior written approval of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.  Seller reserves the right to be present at any meeting with any tenant.

5.2.2        Indemnity and Insurance.  Buyer hereby agrees to indemnify and hold harmless Seller, J.P. Morgan Investment Management Inc. (“Advisor”) and the pension fund or other investors on whose behalf Seller is acting, and their respective shareholders, officers, directors, partners, members, employees, agents, successors and assigns, from and against any mechanics’ lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys’ fees) arising out of any such entry by Buyer or its representatives, agents or designees (including any such entry made prior to the date of this Agreement) or out of any such inspections, tests or surveys conducted by Buyer, its representatives, agents or designees (including any such inspections, tests or surveys made prior to the date of this Agreement).  Prior to any entry upon the Real Property by Buyer or Buyer’s agents, contractors, subcontractors or employees, Buyer shall deliver to Seller an original endorsement to Buyer’s commercial general liability insurance policy which evidences that Buyer is carrying a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, covering (i) the activities of Buyer, and Buyer’s agents, contractors, subcontractors and employees on or upon the Real Property, and (ii) Buyer’s indemnity obligation above.  Such endorsement to such insurance policy shall evidence that such insurance policy shall have a per occurrence limit of at least $2,000,000 and an aggregate limit of at least $3,000,000, shall name Seller as an additional insured, shall be primary and non-contributing with any other insurance available to Seller and shall contain a full waiver of subrogation clause.  The provisions of the preceding three sentences shall survive the termination of this Agreement or the Closing hereunder.

5.3           Investigation Period.  Buyer shall have the right to make the following investigations.

5.3.1        Title and Survey.  Buyer shall have until October 5, 2006 at 4:00 p.m. New York City Time to notify Seller of any objections (the “Title Objections”) with respect to the Title Report and the Survey based on its review thereof.  If Buyer does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Report and the Survey and any matter disclosed therein.  If Buyer does give such notice, Seller shall have three business days after receipt thereof to notify Buyer that Seller (a) will cause or (b) elects not to cause any or all Title Objections to be removed or insured over by the Title Company.  Seller’s failure to notify Buyer within such three business day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection.  If Seller notifies or is deemed to have notified Buyer that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Buyer shall have until the end of the Investigation Period to (i) terminate this Agreement or (ii) waive such Title Objections and proceed to closing without any abatement or reduction in the Purchase Price on account of such Title Objections.  If Buyer does not give such notice, Buyer shall be deemed to have elected to waive such Title Objections.

5.3.2        General Investigation.  In addition, Buyer shall have from the date hereof until October 16, 2006 at 4:00 p.m. New York City Time (the “Investigation Period”) to notify Seller that as a result of Buyer’s review of the documents set forth in Section 5.1 (other than the Title Report or the Survey which are covered in Section 5.3.1 above) or Buyer’s investigation of the Property pursuant to Section 5.2 it disapproves of any matter or item affecting the Property (which disapproval may be in Buyer’s sole discretion) and has elected to terminate this Agreement.  If Buyer fails to give such notice of disapproval and termination prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be a waiver of Buyer’s right to terminate this Agreement under this Section 5.3.2.

5.4           Effect of Termination.  If Buyer terminates this Agreement in accordance with Section 5.3, all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement).

5.5           No Obligation to Cure.  Except for Mandatory Cure Objections (all of which Seller shall cure), nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Buyer or to spend any money or incur any expense in order to do so.  “Mandatory Cure Objections” shall be defined as any deeds of trust, mortgages judgments, mechanic’s or materialmen’s liens or other liens or encumbrances which secure or evidence a monetary claim, which, in each case was created by Seller or caused to be created by Seller.  Seller reserves all rights against the persons or entities responsible for any lien or encumbrance that is a Mandatory Cure Objection.  The previous sentence shall survive the Closing

5.6           Copies of Third Party Reports.  If the Investigation Period is extended for any reason, including by amendment to this Agreement, or if Seller otherwise requests, Buyer, within three days after such extension or request, shall provide Seller with copies of all third party reports and work product generated with respect to the Property.

ARTICLE VI

THE CLOSING

6.1           Date and Manner of Closing.  Escrow Agent shall close the escrow (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied which shall in any event be not later than December 1, 2006 (the “Closing Date”), time being of the essence (subject only to Seller’s extension option under Section 6.2 and Seller’s cure rights under Section 13.6, in which event Seller will give Buyer not less than three business days’ notice of the date of Closing), by recording and delivering all documents and funds as set forth in Article VIII.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall deliver the Purchase Price to Escrow Agent one business day prior to the Closing in order to defease the Loan at Closing.

6.2           Seller’s Extension Option.  Notwithstanding the satisfaction of all other conditions precedent contained in this Agreement, Seller may elect to postpone the Closing for up to 42 days (but in no event to a date later than January 12, 2007) solely for the purpose of satisfying the condition precedent contained in Section 3.1.7, provided that Seller shall give Buyer not less than three business days’ notice of Seller’s election to exercise this option.  Time is of the essence for all of the dates contained in this Section 6.2.

6.3           Delay in Closing; Authority to Close.  If Escrow Agent cannot close the escrow on or before the Closing Date, it shall, nevertheless, close the same when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions has not been timely performed, unless after the Closing Date and prior to the close of the escrow, Escrow Agent receives a written notice to terminate the escrow and this Agreement from a party who, at the time such notice is delivered, is not in default hereunder.  The exercise of such right of termination, any delay in the exercise of such right, and the return of monies and documents, shall not affect the right of the party giving such notice of termination to pursue remedies permitted under Article X for the other party’s breach of this Agreement.  In addition, the giving of such notice, the failure to object to termination of the escrow or the return of monies and documents shall not affect the right of the other party to pursue other remedies permitted under Article X for the breach of the party who gives such notice.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1           Prorations.  Prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Buyer thereof.  Buyer shall review and approve such determination promptly and prior to the Closing, such approval not to be unreasonably withheld or delayed.  Thereafter, Buyer and Seller shall each inform Escrow Agent of such amounts.

7.1.1        Certain Items Prorated.  In accordance with the notifications, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. the day prior to the Closing, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation:  (i) all real property taxes on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation); (ii) rents, other tenant payments and tenant reimbursements (collectively, “Tenant Payments”) if any, received under the Leases; (iii) rents and other payments payable under the Ground Lease and the Development Agreement; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing; (v) the cost, based on the invoices of Seller’s suppliers, of all building supplies (but not building materials) all in unopened containers, in accordance with an inventory to be made by Seller as of a date not more than ten days preceding the Closing; (vi) amounts prepaid and amounts accrued but unpaid on service contracts and management contracts which are to be assumed by Buyer; and (vii) periodic fees for licenses, permits or other authorizations with respect to the Property.

7.1.2        Leasing Commissions and Tenant Improvements.  At the Closing Buyer shall pay to Seller (if then due), reimburse Seller for (if already paid), and assume from Seller the obligation to pay (if due in the future) all leasing commissions, tenant improvement costs and other charges payable by reason of or in connection with any Lease (i) entered into with Buyer’s approval after the date hereof and (ii) any renewal, expansion (including any expansion options contained in an existing Lease) or extension of an existing Lease after the Closing.  At the Closing, Seller shall credit Buyer the sum of $2,740,776 against the Purchase Price, which sum equals the tenant improvement allowance to which RSUI is entitled under that certain Office Lease Agreement, dated as of September 9, 1988, by and between Seller’s predecessor-in-interest and RSUI’s predecessor-in-interest (as the same has been amended and assigned, the “RSUI Lease”).  Upon the granting of such credit to Buyer at the Closing, Seller shall be released of any obligation to pay such tenant improvement allowance to RSUI and Buyer shall indemnify and hold Seller harmless against any claim by RSUI for such tenant improvement allowance (including attorneys’ fees).  Buyer shall be liable for the payment of any leasing commission owed to a third-party broker and any tenant improvement allowance owed to RSUI, as the case may be, if RSUI exercises the Expansion Option (as defined in the RSUI Lease), and Buyer shall indemnify and hold Seller harmless against any claim by RSUI or any third-party broker for any such leasing commission or tenant improvement allowance (including attorneys’ fees). This Section 7.1.2 shall survive the Closing.

7.1.3        Taxes.  Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller.  Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer after deducting the reasonable out-of-pocket expenses of collection thereof.  This apportionment obligation shall survive the Closing.

7.1.4        Security and Other Deposits.  At the Closing, Seller shall deliver to Buyer all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases and Buyer shall pay Seller an amount equal to all utility and contract deposits then held by third parties with respect to the Property.  Any such security deposits in form other than cash (including letters of credit or security interests in security deposit escrows) shall be transferred to Buyer by way of appropriate instrument of transfer or assignment.

7.1.5        Delinquent Rentals; Other Tenant Payments.  Delinquent Tenant Payments, if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent Tenant Payments, and Buyer agrees to cooperate with Seller in Seller’s efforts to collect such Tenant Payments, including, if necessary, joining in any legal action instituted by Seller.  If at any time after the Closing, Buyer shall receive any such delinquent Tenant Payments (all of which Buyer shall use its best efforts to obtain), Buyer shall immediately remit such Tenant Payments to Seller, provided that any monies received by Buyer from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable.  The previous sentence shall survive the Closing.  If the Tenant Payments required to be made by any tenants include percentage rent, additional rent or escalation charges or reimbursements for real property taxes, operating expenses or other charges, Seller and Buyer shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Buyer shall pay such amount to Seller at the Closing.

7.1.6        True-Up.  Any prorations or adjustments of revenue or expenses which cannot be ascertained with certainty as of the Closing (including, without limitation, real estate taxes relating to the Property) shall be prorated on the basis of the parties’ reasonable estimate of such amounts and shall be re-prorated once the final amounts are determined.  Until the date that is 180 days from the Closing, Seller and Buyer agree to cooperate in good faith to determine if and to what extent any prorations proved to be incorrect.  If any of the prorations or adjustments made pursuant to this Section 7.1 shall prove incorrect for any reason, the party in whose favor the error was made will promptly pay to the other party the amount necessary to correct such error.  Seller and Buyer shall each be deemed to have waived any right to seek such readjustment of the prorations if it has not sent written notice to the other party prior to the date that is 180 days after the Closing of a dispute that has not been resolved.  The provisions of this Section 7.1.6 shall survive the Closing.

7.2           Seller’s Closing Costs.  Seller shall pay (i) the Georgia state transfer tax in the amount Escrow Agent determines to be required by law, (ii) one-half of Escrow Agent’s escrow fee or escrow termination charge, (iii) Seller’s own attorneys’ fees and (iv) one-half of the actual, documented fee charged by Buyer’s third-party lender to extend Buyer’s interest rate lock period with such lender for an additional 45 days (the “Extension Fee”), which amount payable by Seller shall not exceed $10,000; Buyer shall provide Seller with written evidence of the amount of the Extension Fee.

7.3           Buyer’s Closing Costs.  Buyer shall pay (i) one-half of Escrow Agent’s escrow fee or escrow termination charge, (ii) the cost of the Title Report, the title premium for the Title Policy and the cost of any title insurance endorsements ordered by Buyer, (iii) the cost of any update to the Survey or any new survey of the Property, (iv) taxes and any other costs incurred in recording the Deed or any other instruments, (v) any costs incurred in connection with Buyer’s investigation of the Real Property pursuant to Article V, (vi) Buyer’s own attorneys’ fees and (vii) the portion of the Extension Fee not payable by Seller pursuant to Section 7.2(iv).

ARTICLE VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1           Delivery of the Purchase Price.  At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2           Other Monetary Disbursements.  Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Buyer, or order, any excess funds theretofore delivered to Escrow Agent by Buyer and all sums and any proration or other credits to which Buyer is entitled and less any appropriate proration or other charges.

8.3           Recorded Documents.  Escrow Agent shall cause the Deed, the Assignment of Ground Lease and Development Agreement and any other documents that Seller or Buyer desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was acquired.

8.4           Documents to Buyer.  Escrow Agent shall at the Closing deliver by overnight express delivery to Buyer the following:

(1)                                  one conformed copy of the Deed;

(2)                                  one original of the Assignment of Ground Lease and Development Agreement;

(3)                                  two originals of the Assignment of Leases and Contracts;

(4)                                  two originals of the Bill of Sale;

(5)                                  originals of the tenant estoppels;

(6)                                  two originals of the Notice to Tenants;

(7)                                  two originals of the FIRPTA Affidavit;

(8)                                  one conformed copy of any Transfer Declarations;

(9)                                  one copy of the Broker’s lien waiver;

(10)                            one original of the Termination Agreement;

(11)                            one original of the Closing Statement; and

(12)                            one original of the Title Policy.

8.5           Documents to Seller.  Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:

(1)                                  one conformed copy of the Deed;

(2)                                  two originals of the Assignment of Ground Lease and Development Agreement;

(3)                                  two originals of the Assignment of Leases and Contracts;

(4)                                  two originals of the Bill of Sale;

(5)                                  two originals of the Notice to Tenants;

(6)                                  two originals of the FIRPTA Affidavit;

(7)                                  one conformed copy of any Transfer Declarations; and

(8)                                  one original of the Closing Statement.

8.6           All Other Documents.  Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was acquired.

ARTICLE IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1           Return of Seller’s Documents.  If escrow or this Agreement is terminated for any reason, Buyer shall, within five days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Buyer by Seller and copies of all reports, studies, documents and materials obtained by Buyer from third parties in connection with the Property and Buyer’s investigation thereof.  Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party.  Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller.  Upon delivery by Escrow Agent to Seller of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Buyer.

9.2           Return of Buyer’s Documents.  If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Buyer and then in Escrow Agent’s possession to Buyer.  Upon delivery by Escrow Agent to Buyer of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Buyer.

9.3           Deposit.  If escrow or this Agreement is terminated (i) pursuant to Section 5.3, Section 10.2 or Article XII or (ii) due to the failure of a condition set forth in Section 3.1, then Buyer shall be entitled to obtain the return of the Deposit.  If the closing of title does not take place and escrow or this Agreement is terminated for any other reason, Seller shall be entitled to the Deposit by retaining or causing Escrow Agent to deliver the Deposit to Seller.

9.4           Disbursement of Deposit.  If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three days after receipt of the notice.  If the other party does not object to the delivery of the Deposit as set forth in the notice within three business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice.  Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit.

9.5           No Effect on Rights of Parties; Survival.  The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement.  The obligations under this Article IX shall survive termination of this Agreement.

ARTICLE X

DEFAULT

10.1         Seller’s Remedies.  If the sale is not completed as herein provided solely by reason of any material default of Buyer, Seller shall be released from any further obligations hereunder.  Insofar as it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer due to such failure, and insofar as a reasonable estimate of the total net detriment that Seller would suffer from such failure is the amount of the Deposit, Seller shall retain or cause Escrow Agent to deliver the Deposit to Seller, which amount is not intended to be and is not a penalty, and which shall be Seller’s sole remedy for damages arising from Buyer’s failure to complete the acquisition.  If Seller is released pursuant to this Section, Buyer shall deliver an instrument confirming such release promptly upon demand of Seller.

10.2         Buyer’s Remedies.  If the sale is not completed as herein provided solely by reason of any material default of Seller, Buyer shall be entitled to (i) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Buyer in the Property) and obtain the return of the Deposit and, in the event such default by Seller was willful and in bad faith or based on fraud or in the event that specific performance is otherwise not available, have Seller reimburse Buyer up to $75,000 in the aggregate of Buyer’s documented, third-party due diligence costs or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement.  Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1         Seller’s Warranties and Representations.  The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct.  If Seller learns of, or has a reason to believe that any of the following representations and warranties may cease to be true, Seller shall give prompt notice to Buyer (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based).  As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of Kimberly Adams, the asset manager responsible for the Property.  There shall be no duty imposed or implied to investigate, inspect, or audit any such matters, and there shall be no personal liability on the part of such asset manager.  To the extent Buyer has or acquires actual knowledge or is deemed to know prior to the expiration of the Investigation Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge.  Buyer shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports disclosed or made available to Buyer prior to the expiration of the Investigation Period contains information which is inconsistent with such representation or warranty.

11.1.1      No Broker.  Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Jones Lang LaSalle Americas, Inc., a Maryland corporation (the “Broker”).  Seller shall pay all brokerage commissions to the Broker, as the Broker may be entitled thereto pursuant to the terms of a separate written agreement.  Seller shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including attorneys’ fees) for the payment of all brokerage fees and commissions arising from any breach of the representation contained in this Section 11.1.1 or if the same shall be based on any statement, representation or agreement by Seller with respect to the payment of any brokerage commissions or finders fees.

11.1.2      Power and Authority.  Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.3      Proceedings.  To the extent of Seller’s actual knowledge, there is no pending or threatened condemnation or similar proceeding affecting any part of the Real Property.

11.1.4      Contravention.  Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

11.1.5      Ground Lease, Leases and Contracts.  The Ground Lease, the Leases and the Contracts comprise all of the leases and contracts which will affect the Property on and after the Closing.

11.1.6      Compliance.  Seller has not received written notice from any governmental authority that the Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied.

11.1.7      Employees.  Seller has no employees on-site at the Property providing on-site services to the Property and all such services are performed by Seller’s manager of the Property.

11.1.8      Litigation.  To the extent of Seller’s actual knowledge, there is no material litigation, pending or threatened, affecting the Property which litigation is not covered by insurance.

11.1.9         Environmental.  To the extent of Seller’s actual knowledge, Seller has not received a written notice of any violation of environmental laws with respect to the existence of any hazardous conditions at the Real Property.

11.1.10       Lease Defaults.  To the extent of Seller’s actual knowledge, Seller has not received any written notice of a default from a tenant under any Lease.

11.2         Buyer’s Warranties and Representations.  The matters set forth in this Section 11.2 constitute representations and warranties by Buyer which are now and shall, at the Closing, be true and correct.

11.2.1      No Broker.  Except for the Broker, Buyer has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement.  Buyer shall indemnify and hold Seller harmless from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 11.2.1 or if the same shall be based on any statement, representation or agreement by Buyer with respect to the payment of any brokerage commissions or finders fees.

11.2.2      Power and Authority.  Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.2.3      Independent Investigation.  The consummation of this transaction shall constitute Buyer’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

11.2.4      Buyer Reliance.  Buyer is experienced in and knowledgeable about the ownership and management of commercial real estate properties, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential.  Buyer agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Buyer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 11.1.

11.2.5      ERISA.  In connection with the acquisition of the property which is the subject of this Agreement, Buyer is not using the assets of any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).

11.2.6      Patriot Act.

(i)            Buyer is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).  Further, Buyer covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.

(ii)           Neither Buyer nor any beneficial owner of Buyer:

(1)           is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(2)           is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(3)           is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(iii)          Buyer hereby covenants and agrees that if Buyer obtains knowledge that Buyer or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Buyer immediately upon delivery of written notice thereof to Buyer.

11.3         No Other Warranties and Representations.  Except as specifically set forth in this Article XI, neither Seller nor Buyer have made, make or have authorized anyone to make, any warranty or representation as to the Ground Lease, the Development Agreement, the Leases, the Contracts, any written materials delivered to Buyer, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith (including, without limitation, the Americans with Disabilities Act), operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement.  Buyer expressly acknowledges that no such warranty or representation has been made and that Buyer is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Article XI.  Buyer shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement.

11.3.1      DISCLAIMER AS TO THE PROPERTY.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11.1, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.3.2      “AS IS” SALE.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.  BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

11.3.3      PHYSICAL AND ENVIRONMENTAL MATTERS.  BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE

PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN SECTION 11.1.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

ARTICLE XII

CASUALTY AND CONDEMNATION

Promptly upon learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Real Property occurring prior to the Closing.  If prior to the Closing all or a material portion of the Real Property is condemned, damaged or destroyed, Buyer shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten days after Buyer has received written notice from Seller of such material condemnation, damage or destruction.  If prior to the Closing an immaterial portion of the Real Property is condemned, damaged or destroyed, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Buyer all of Seller’s right, title and interest in any such awards or payments.

ARTICLE XIII

CONDUCT PRIOR TO CLOSING

13.1         Conduct.  From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures.

13.2         Actions Prohibited.  Seller shall not, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed:

(i)            make any material structural alterations or additions to the Real Property or the Air Rights Parcel except as (a) in the ordinary course of operating the Real Property, (b) required for maintenance and repair or (c) required by the Ground Lease, the Development Agreement, any of the Leases or the Contracts;

(ii)           sell, transfer, encumber or change the status of title of all or any portion of the Real Property or the Air Rights Parcel;

(iii)          change or attempt to change, directly or indirectly, the current zoning of the Real Property or the Air Rights Parcel in a manner materially adverse to it; or

(iv)          cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Buyer after the Closing.

13.3         Modification of Existing Ground Lease, Development Agreement, Leases and Contracts.  Prior to the expiration of the Investigation Period, Seller may cancel, amend and modify the Ground Lease, the Development Agreement, any of the Leases and any of the Contracts, provided notice is given to Buyer within five business days after such action and in any event at least two business days prior to the expiration of the Investigation Period.  After the expiration of the Investigation Period, Seller may not cancel, amend, or modify any material Contracts, Leases, the Development Agreement or the Ground Lease, in a manner binding upon Buyer after the Closing, unless Seller gives Buyer notice within five business days after such action and provided such action is (i) in the ordinary course of operating the Property, (ii) required by the Ground Lease, the Development Agreement, any of the Leases or any of the Contracts or (iii) approved by Buyer which approval will not be unreasonably withheld or delayed.

If Seller shall request Buyer’s approval to any of the foregoing matters, Buyer shall have five days from its receipt of such request to give Seller notice of its approval or disapproval of such matter.  If Buyer does not give such notice, such matter shall be deemed approved by Buyer.

13.4         New Leases and Contracts.  Prior to the expiration of the Investigation Period, Seller may enter into any new lease or contract affecting the Property, or any part thereof, provided notice is given to Buyer within five business days after such action and in any event at least two business days prior to the expiration of the Investigation Period.  After the expiration of the Investigation Period, Seller may not enter into any new lease or contract without Buyer’s consent, which consent will not be unreasonably withheld or delayed.  Notwithstanding the preceding sentence, after the expiration of the Investigation Period, Seller may enter into any new contracts without Buyer’s consent if doing so is in the ordinary course of operating the Property and the contract (i) will not be binding on Buyer or (ii) is cancelable on thirty days or less notice without penalty or premium.

If Seller shall request Buyer’s approval to any of the foregoing matters, Buyer shall have five days from its receipt of such request to give Seller notice of its approval or disapproval of such matter.  If Buyer does not give such notice, such matter shall be deemed approved by Buyer.

13.5         Confidentiality.  Seller and Buyer shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Buyer, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than the principals of the Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement.  Neither Seller nor Buyer shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other party hereto. At no time shall Buyer without Seller’s consent disclose the Purchase Price or the identity of Seller, J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A., as advisor to Seller.  Buyer agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Buyer shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person’s agreement to abide by these confidentiality restrictions.  “Proprietary Information” shall not include any information published by Seller as public knowledge or that is otherwise available in the public domain.  The second and third sentence of this Section 13.5 shall survive the Closing or termination of the Agreement.  The remaining portion of this Section 13.5 shall terminate upon Closing.

13.6         Right to Cure.  If any title defect or other matter which would entitle Buyer to terminate this Agreement shall first arise after Buyer notifies Seller of its Title Objections pursuant to Section 5.3.1 and prior to the Closing, Seller may elect, by written notice to Buyer, to cure such defect or other matter by causing it to be removed, insured over or bonded and Seller may adjourn the Closing for up to thirty days to do so.  Except for Mandatory Cure Objections, all of which Seller must cure, nothing contained in this Section 13.6 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.

13.7         SEC Reporting Requirements.  For the period of time commencing on the date of this Agreement and continuing through the date that is 180 days after the Closing Date, Seller shall, from time to time, upon five days’ prior written notice from Buyer, provide Buyer and its outside third-party accountants (“Buyer’s Accountants”) with access to such books, records and materials relating solely to the operations and financial results of the Property for the fiscal years that ended on December 31, 2003, December 31, 2004 and December 31, 2005 and for the nine months that end on September 30, 2006 (or if Seller extends the Closing beyond December 31, 2006 pursuant to Section 6.2, then for the fiscal year that ends on December 31, 2006 and any interim period between January 1, 2007 and the date of Closing), as may be reasonably required to enable Buyer and Buyer’s Accountants to prepare property income statements in compliance with any or all of (i) Rule 3-05 or 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), as applicable; (ii) any other rule issued by the Commission and applicable to Buyer; and (iii) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer.  During the period of time commencing on the date of this Agreement and continuing through the date that is 180 days after the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, make Kimberly Adams and/or Michael Diana available (or if either person is not available, such other available and appropriate person employed by Advisor) to answer any questions that Buyer or Buyer’s Accountants may have with respect to the management and operations of the Property with respect to income and operating expenses.  The foregoing access right shall not include access to (a) books, records and documents of Seller relating to Seller’s organization, (b) agreements among its shareholders and (c) materials that are subject to the attorney-client privilege or which is attorney work product.  All costs incurred as a result of Buyer and Buyer’s Accountants undertaking the foregoing activities shall be borne exclusively by Buyer.  All books, records, materials and responses to questions provided to Buyer or Buyer’s Accountants pursuant to this Section 13.7 shall be provided without representation or warranty as to accuracy or completeness or otherwise; however, Seller agrees to provide good faith responses to Buyer’s questions relating to the management and operations of the Property with respect to income and operating expenses.  All such activities described in this Section 13.7 shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours.  This Section 13.7 shall survive the Closing for the time period set forth herein.

ARTICLE XIV

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

If to Buyer, to:

Harvard Property Trust, LLC

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

Attention:  Jon Dooley

Telephone: (214) 655-1600

Facsimile: (214) 655-1610

and

Harvard Property Trust, LLC

One Paces West

2727 Paces Ferry Road

Suite 1730

Atlanta, Georgia 30339

Attention:  Josh Taylor

Telephone:  (404) 446-1705

Facsimile: (404) 446-1718

with a copy to:

Powell & Coleman, L.L.P.

8080 N. Central Expressway, Suite 1380

Dallas, Texas  75206

Attention:  Randall S. Osborne

Telephone: (214) 890-7116

Facsimile: (214) 373-8768

If to Seller, to:

North Atlanta Realty Acquisition Company, Inc.

c/o J.P. Morgan Investment Management Inc.

227 W. Monroe

27th Floor

Chicago, Illinois 60606

Attention: Ms. Kimberly A. Adams

Telephone:  (312) 541-0249
Facsimile:  (312) 541-2462

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention: Peter J. Irwin, Esq.
Telephone:  (212) 909-7469
Facsimile:  (212) 909-6836

If to Escrow Agent, to:

Partners Title Company
712 Main Street, Suite 2000E

Houston, Texas 77002-3215

Attention: Reno Hartfiel
Telephone: (713) 229-8484
Facsimile: (713) 238-9199

or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth.

ARTICLE XV

TRANSFER OF TITLE AND POSSESSION

15.1         Transfer of Possession.  Possession of the Property shall be transferred to Buyer at the time of Closing subject to the Permitted Encumbrances, together with all available keys or access cards used with respect to the Property in Seller’s possession.

15.2         Delivery of Documents at Closing.  At the time of Closing, Seller shall deliver to Buyer originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

ARTICLE XVI

GENERAL PROVISIONS

16.1         Captions.  Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2         Exhibits.  All exhibits referred to herein and attached hereto are a part hereof.

16.3         Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4         Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.5         Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

16.7         Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

16.8         Survival of Warranties.  The warranties and representations contained in Sections 11.1 and 11.2 and the provisions of Section 11.3 shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (i) such representations and warranties (but not such provisions) shall cease and terminate nine (9) months after the date of Closing, except to the extent that Buyer or Seller, as the case may be, shall have commenced, on or before the expiration of such nine (9) month period, a legal proceeding based on the breach thereof as of the date of Closing, and (ii) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed $2,000,000 in the aggregate, and no claim for breach of representation or warranty may be made unless the claims, individually or in the aggregate, shall be in excess of $50,000 after taking into account all prior claims.  Unless otherwise expressly herein stated to survive, all other representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing or the termination of this Agreement.  Seller shall have no liability to Buyer after Closing for any matter disclosed by Seller or learned by Buyer prior to Closing.

16.9         Assignment by Buyer.  Buyer may not assign its rights under this Agreement except as specifically set forth in this Section 16.9.  Buyer may assign its rights under this Agreement to another entity provided that (i) Buyer notifies Seller of such assignment and the identity of the assignee at least three business days prior to the date of the Closing, (ii) such entity is controlled or managed directly or indirectly by

Buyer or is under common control with Buyer and (iii) Buyer shall remain liable for all of its obligations hereunder until the date of Closing.  Any such assignee shall assume in writing all the obligations and liabilities of Buyer hereunder.  If such assignment is made, then the sale contemplated by this Agreement shall be consummated in the name of, and by and through the authorized officials of, any such assignee or designee.

16.10       Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.11       Successors and Assigns.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.9).

16.12       Interpretation.  Seller and Buyer acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.13       Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

16.14       Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.15       Limitation on Liability.  In any action brought to enforce the obligations of Seller under this Agreement, the judgment or decree shall be subject to the provisions of Section 16.8.  In connection with this Agreement, Advisor is acting as the investment advisor to Seller and shall not have any individual liability hereunder.  No shareholder, officer, employee or agent of or consultant to Advisor or of Seller shall be held to any personal liability hereunder, and no resort shall be had to their private property, or the private property of Advisor or of Seller for the satisfaction of any claims hereunder or in connection with the affairs of Advisor or of Seller.

16.16       Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of New York, in which event the period shall run until the end of the next day which is neither a Saturday nor a Sunday nor a legal holiday.

ARTICLE XVII

ESCROW AGENT DUTIES AND DISPUTES

17.1         Other Duties of Escrow Agent.  Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Buyer, whether or not Escrow Agent has knowledge thereof.  Escrow Agent’s only duties and responsibilities shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct.  Escrow Agent may, at the expense of Seller and Buyer, consult with counsel and accountants in connection with its duties under this Agreement.  Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, involve it in any liability unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

17.2         Disputes.  Escrow Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic.  If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of New York pending a determination.  Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit.  Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.  In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Buyer in connection with the Deposit.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER

NORTH ATLANTA REALTY ACQUISITION
COMPANY, INC., a Delaware corporation

By:	/s/ Kimberly Adams
	Name:	Kimberly Adams
	Title:	VP

BUYER

HARVARD PROPERTY TRUST, LLC, a
Delaware limited liability company

By:	/s/ Jon L. Dooley
	Name:	Jon L. Dooley
	Title:	EVP – Real Estate

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

PARTNERS TITLE COMPANY

By:	/s/ Rick S. Van Dwight
	Name:	Rick S. Van Dwight
	Title:	Comm. Escrow Officer